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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [X]   Soliciting Material Under Rule 14a-12


                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 07, 2002


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IMPORTANT!  NOW FOR THE FIRST TIME YOUR VOTE FOR DIRECTORS CAN MAKE A DIFFERENCE
AT NORTHFIELD LABS

Dear Northfield Shareholder,

Something remarkable is happening at Northfield Labs. Shareholders are standing up for their rights as the company's true owners and demanding changes. These changes could send the price of Northfield shares soaring and speed acceptance of Northfield's life saving blood substitute PolyHeme.

We invite you to join the many other shareholders wanting to make a difference by voting for us -- C. Robert Coates and Bert Williams -- to represent you on Northfield's board of directors. We are the only truly independent directors running in the upcoming election. Unlike the incumbent directors and newly nominated candidates... we are not paid by Northfield or personally connected to them in any way. That's probably why they see us as a threat.

Williams and I questioned the ludicrous bonuses that Northfield's directors awarded former CEO Dick DeWoskin and current CEO Steven Gould for their failure with the FDA. Why should they profit from filing a grossly deficient biologic application that the FDA refused to even consider and that cost the shareholders money? And when, under pressure from dissatisfied shareholders like us, Dick DeWoskin resigned as CEO... we alerted shareholders to the news that Northfield's directors retained DeWoskin as an overpaid consultant with no clearly defined duties. DeWoskin actually increased his annual salary from $281,525 to $323,544 by resigning as CEO...

We ask you to support the only two candidates running for Northfield's board that have a proven track record of sticking up for the shareholders. After reviewing our proxy materials, please cast your vote for C. Robert Coates and Bert Williams. Coates personally owns 644,200 shares purchased at an average price of $14.95. He began buying these shares in May of 1998 and has held his shares for an average of 3.5 years.

If you've already voted for us, we thank you...by the way, the names of individual voters and their votes are kept secret by ADP, the company mailing and processing the proxy materials and ballots.

According to recently reported vote totals from ADP, the Coates and Williams campaign is receiving tremendous support from shareholders wanting higher stock prices and improved corporate governance. Hundreds of Northfield shareholders have already called or e-mailed us to express their support for our election to the board.

Why are the directors at Northfield afraid of your vote for Coates and Williams? Because they know that for the first time ever you can bring real shareholder representation to the company and hold them individually accountable for their results. No matter how many shares you own, please vote your shares for a better future at Northfield. You can well make the difference.

By voting for Coates and Williams, you will get the benefit of a well-defined plan for increasing Northfield's share price and realizing the full potential of PolyHeme. Our plan for Northfield consists of five key components.

First, we need to gain representation for shareholders by winning the election. The deadline for that is fast approaching...the date set for the election is September 13, 2002. Once we are on the board, we would ensure that Northfield communicates with all of its shareholders, as we have made a point of doing. And we would continue listening to what you and other shareholders have to say...

As new directors we would work with the other directors and management to develop an overall strategy and plan...and then hold management accountable for achieving agreed upon goals by asking tough questions and then demanding answers.

As directors, Coates and Williams would work hard to find a major pharmaceutical partner for Northfield. This partner would provide the much needed money and experienced management to get PolyHeme through its trials and approved by the FDA. The present management has already proven that it is unable to hire and manage and retain the people needed to get this done. Ever since the FDA's refusal to even review Northfield's biologic application for PolyHeme, Northfield has taken no well-defined action to pursue FDA approval.

Bert Williams and I have already begun the partnership process. We have talked to several senior executives in the pharmaceutical industry who think that PolyHeme has "staggering commercial potential." They have outlined the steps needed to gain a partner...and they believe a partnership could be completed within several months.

How much is Northfield's PolyHeme worth with a major partner? Studies show it costs $500 to $800 million to bring a major new drug to market. Last year the market said Northfield's shares were worth $20 just on the basis of the FDA filing and the possibility of approval.

Robert Coates and Bert Williams would also greatly raise the profile of PolyHeme. PolyHeme is one of the main contestants in the race to win FDA approval for a much needed blood substitute. Under its current leadership, however, Northfield has missed out on one after another major PR opportunity. Wired magazine recently ran an article on blood substitutes. Northfield's competitor, Biopure, was mentioned but not Northfield. PBS ran a series on blood called "Red Gold." Once again Northfield was missing from the action.

Williams and I have extensive marketing and business experience. We will use it to make PolyHeme a well-known name in the blood arena. We have already shown how much coverage we can get on our own very limited budget in this proxy contest against Northfield's directors.

As directors, Coates and Williams will ask Northfield to partner with companies to extend, at no cost, the possible applications for PolyHeme. We have long believed that PolyHeme could be used as a transport delivery mechanism for other drugs. Northfield's current management is so out of touch with reality that it has refused to even discuss these possibilities with other companies. We will soon be releasing information about our progress here.

The final component of the Coates and Williams plan for Northfield would be to work with senior officials in the Department of Defense and the Homeland Security Agency to explore the possibility of stockpiling PolyHeme. Because of terrorism our country currently has an urgent need for large quantities of a safe, effective blood substitute for emergencies. We think there is tremendous potential for PolyHeme and that Northfield could close a very large sale with delivery beginning soon after the FDA approves the product. This would of course provide further support for accelerated approval by the FDA.

Please don't wait another day to turnaround Northfield. Please review our proxy and press release now and then sign and mail your ballot. Do not return any of the Northfield proxies, even if to withhold votes. Any proxy returned to Northfield invalidates the Coates and Williams vote.

It's important that we get your comments and suggestions. We want to represent your interests, no matter how many shares you own. Please call us at 1-800-295-0841, extension 240 or e-mail us at sgoldberg@rcoates.com.

Thank you. Here's to a brighter future for our investments in Northfield Labs.

C. Robert Coates and Bert Williams

Independent candidates for the Northfield Laboratories Board of Directors

P.S. Urgent. Please mark your ballot for C. Robert Coates and Bert Williams and return it in the self addressed envelope today. Let's work together to restore confidence in America's publicly traded companies by making a good example of Northfield Labs.